Exhibit 99.2

Transworld Entertainment

Moderator:   Bob Higgins

May 22, 2014

10:00 AM ET

Operator:	Good day ladies and gentlemen and thank you for standing by. Welcome to the Trans World Entertainment First Quarter 2014 results conference call.

At this time all participants are in a listen-only mode. Later we will conduct a question and answer session and instructions will follow at that time. If anyone should require operator assistance during today’s conference, please press star then 0 on your telephone keypad. As a reminder, this conference call is being recorded.

I would now like to introduce your host for today’s presentation, Chairman and CEO of Trans World Entertainment, Mr. Bob Higgins. Sir, please begin.

Robert Higgins:	Okay, thank you Howard. Good morning everyone, thank you for joining us as we discuss our first quarter results. On the call with me today is John Anderson, our Chief Financial Officer.

Comp sales increased three-tenths of 1% for the first quarter due to positive comp sales in video, trend and video game categories. Total sales for the quarter were $87 million and 7% decrease compared to last year’s first quarter of $94 million as our stores in operation declined by 5% and total square footage in operation declined by 8%. For the first quarter our net loss was $400,000 as compared to net income of $1.6 million in the first quarter of 2013.

Now let me touch on our sales performance by category for the quarter. Video comp sales increased 2.4% for the quarter, video represented 48% of our business during the quarter versus 47% last year. Video comp sales were driven by the release of Frozen and strong catalogue sales. Music comp sales declined by -6.2%. The music category represented 28% of our business for the quarter compared to 30% last year.

Trend comp sales increased 11%, trend sales represent 11% of our business for the quarter compared to 10% last year. Electronic comp sales decreased 8.3%, electronic sales represented 8% of our business for the quarter compared to 9% last year.

Video game comp sales were up 17%. Game sales represented 5% of our business for the quarter compared to 4% last year. Game sales were driven by sales of new hardware platforms. We expected sales in this category to be even better, however, we have seen limited software releases to support the new platforms. We do expect an increase in the number of releases later this year.

John will now take you through the financial highlights for the quarter. John?

John Anderson:	Thanks Bob, good morning. As Bob mentioned, net loss for the quarter was $400,000 or a loss of one cent per diluted share as compared to last year’s net income of $1.6 million or $0.05 per diluted share.

EBITDA for the quarter was $900,000 compared to last years EBITDA of $3 million. Our gross margin for the quarter decreased 50 basis points to 37.6% of sales from 38.1%

Exhibit 99.2

last year. The decrease in gross profit as a percent of sales was due to increased promotional activity.

SG&A expenses were $31.9 million, a reduction of approximately $1 million or 3% from last year’s first quarter. The decrease in SG&A expense was driven by the reduction in store account. SG&A expenses as a percent of sales were 36.5% as compared to 34.9% for the same period last year.

The increase in SG&A as a percentage of sales is due primarily to the higher than historical adjustments for non-wage employee related expenses year-over-year. Net interest expense was $483,000 in the quarter versus $484,000 last year.

We ended the quarter with $90 million in cash compared to $111 million last year. During the first quarter the company repurchased 212,000 shares of common stock at an average price of $3.84 per share for an aggregate purchase price of approximately $800,000 leaving $18.6 million available for purchase under the program.

In addition, the company paid a special dividend of $0.50 per common share for a total payout of $16 million. Year-over-year we have lowered our inventory by $14 million and finished the quarter with $140 million in inventory; 9% below last year’s $154 million. On a per square foot basis, inventory was $71, the same level as last year. We ended the quarter with 333 stores and two million square feet in operation versus last years 353 stores and 2.2 million square feet.

During the quarter we opened, or relocated, five stores and close 11. Now I’ll turn it back over to Bob.

Robert Higgins:	Thanks John. The positive comp in the first quarter confirms our strategy to diversify the product mix while maximizing sales in our core categories. Strong comp increases in our trend category continue to help drive our sales and demonstrate the expansion of our selection of entertainment related items. Within our core businesses positive comp sales in video highlight our ability to drive the catalogue business to a deep selection of titles and a strong value statement while capitalizing on new releases.

In music we continue to outperform the industry as competitors exit the business driven by the depth of our selection and a strong value statement. While we had made progress towards transforming our merchandize mix and shopping experience, work still remains on delivering the strategic vision. As we work through our next phase of the plan we have begun to lay out a new vision for our stores, a vision that continues the expansion of new product lines, improves our in-store merchandizing and further delivers on our promise to be everything entertainment.

We’re excited with this progress we’ve made so far and expect to share our new store vision in the near future. 2014 will be another exciting year for our company. We are prepared to utilize our financial resources and strong store portfolio to further our transformation to a total entertainment destination for our customers while delivering on our commitment to enhance shareholder value.

Now I’d like to open up the call for any questions. Howard, could you take that please?

Operator:	Yes sir. Ladies and gentlemen, if you have a question or comment at this time please press star then 1 on your telephone keypad. If your question has been answered or you wish to remove yourself from the queue, simply press the pound key.

Exhibit 99.2

Again, if you have a question or comment at this time, please press star then 1 on your telephone keypad. Our first question or comment comes from0 the line of Alexander Renker from Sidoti & Company, your line is open.

Alexander Renker:	Hey, good morning.

Robert Higgins:	Good morning.

Alexander Renker:	So as it relates to the trend category, what type of long-term target would you see for the trend category as percent of sales?

John Anderson:	At this point our trend is -- running about 12% of our business last year. We’re expecting to continue to grow that category pretty aggressively. I think from a -- we’re balancing the decline in the music business with increasing the presence and space to trend so the two are tied together so it’s hard to give you a percent for the long-term of where we expect to be on trend.

Alexander Renker:	Sure, that makes sense. Can you give me a dollar value year-over-year what it was this quarter versus the comparable quarter a year ago?

John Anderson:	Our sales were up 11% on a comp overall. The dollar -- we were a smaller store-base so the dollar value is not that much different.

Alexander Renker:	Okay, interesting. And then any sort of target for store count ultimately like something that would be kind of sustainable in that regard?

Robert Higgins:	I think we expect to be on store count right now for the next year or so and I wouldn’t see, think you’ll see, much change in that at this time.

Alexander Renker:	Okay, thanks. And then last question and I’ll get back in the queue. On that side, how much SG&A leverage do you think remains independent if store count settles down, how much room is there in that line to cut costs?

Robert Higgins:	There’s not a lot of room. Towards the end of the quarter we’ve done a pretty good job in maintaining our -- showing some improvement but really there isn’t a lot of room in the SG&A side.

Alexander Renker:	Okay, okay. Great, thank you.

Robert Higgins:	Thank you.

Operator:	Thank you, again ladies and gentlemen, if you have a question or comment at this time please press star then 1 on your telephone keypad.

We have a follow-up question from Mr. Alexander Renker from Sidoti, your line is open.

Alexander Renker:	Hey sorry, one more. The $16 million paid out, was that during the quarter is that over the past year?

John Anderson:	No, that was during the quarter.

Alexander Renker:	Okay, fantastic. Thank you.

John Anderson:	It was done in April.

Alexander Renker:	Okay, great.

Exhibit 99.2

Operator:	Thank you, again ladies and gentlemen, if you have a question or comment at this time, please press star then 1 on your telephone keypad. Mr. Higgins, I’m showing now additional questions in the queue at this time sir.

Robert Higgins:	Okay, thank you Howard for your time this morning and we look forward to talking to everybody on August 21 for our second quarter results and I’d like to take this opportunity to thank everyone for their dedication to our company, our customers, vendors and shareholders and especially our Trans World associates. Thank you very much Howard.

Operator:	Thank you sir, thank you ladies and gentlemen, this concludes today’s presentation. You may disconnect at this time, everyone have a wonderful day.